UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

AMENDMENT #1 TO

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 30, 2003

LINCOLN INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Kentucky	Commission File No. 0-5767
# 61-0575092
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Suite 201, 2300 Greene Way
Louisville, Kentucky	40220
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (502) 671-0010

Item 4. Changes in Registrant’s Certifying Accountant.

On July 28, 2003, the company received written notice from its independent public accountant, Potter & Company, LLP, that “effective immediately” it would “no longer be feasible” . . . for them “to provide services for SEC companies” due to the Sarbanes-Oxley Act. The company has identified a successor independent accounting firm to complete its audit.

Registrant’s terminating certifying accountants, Potter & Company, LLP, have stated that “no disagreements” exist between their firm and the Company and that the provisions of the Sarbanes-Oxley Act and the resulting impact on their role as certifying accountants for the Company in relation to the costs of professional malpractice insurance was the reason for terminating their relationship with the Company.

The Company has paid the balance owed to Potter & Company for their professional services, and they have stated their intention and willingness to “cooperate with”…the successor “auditor.”

The reports of Potter & Company on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion but were qualified as to uncertainty about the Company’s ability to continue as a going concern.

In connection with its audits for each of the two most recent fiscal years and through July 28, 2003, there have been no disagreements with Potter & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Potter & Company, would have caused Potter & Company to make reference thereto in their report on the financial statements for such years.

During the two most recent fiscal years and through July 28, 2003, there have been no reportable events (as defined in Regulation S-K Item 304 (a) (l) (v)).

In response to the Company’s request, Potter & Company has furnished the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter dated October 23, 2003 is attached hereto as Exhibit 1 to this amended Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Lincoln International Corporation has duly caused this report to be signed on its behalf, by the undersigned, President and Chief Executive Officer, Thurman L. Sisney as thereunto duly authorized in the City of Louisville, Commonwealth of Kentucky, on the 30th day of October, 2003.

LINCOLN INTERNATIONAL CORPORATION

/s/ Thurman L. Sisney

By: Date:	Thurman L. Sisney, President